Exhibit 3.1.2
CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
STANDARD PARKING CORPORATION
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
Standard Parking Corporation, a Delaware corporation, does hereby certify as follows:
1. The name of the corporation (hereinafter called the “Corporation”) is Standard Parking Corporation. The date of the filing of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was June 2, 2004.
2. The Certificate of Incorporation is hereby amended by striking out Article IV, Section 4.01 thereof and by substituting in lieu of Article IV, Section 4.01, the following Article IV Section 4.01
“Section 4.01. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 21,300,010, of which (i) 21,300,000 shares shall be shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) 10 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. Except as otherwise expressly provided herein, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”) irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.”
3. The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer this 7th day of January, 2008.

STANDARD PARKING CORPORATION
By:	/s/ ROBERT N. SACKS
	Name:	Robert N. Sacks
	Title:	Executive Vice President & General Counsel